Exhibit 99.1

Telesis Bio Reports First Quarter 2023 Financial Results

-- Total revenue of $6.3M in 1QFY23

-- BioXp® franchise revenue increased by 28%

SAN DIEGO, May 11, 2023 (GLOBE NEWSWIRE) -- Telesis Bio Inc. (NASDAQ: TBIO), a leader in automated multi-omic and synthetic biology solutions, today reported financial results for the first quarter of 2023.

“We are pleased with our company’s performance this quarter where we delivered 28% growth year over year in BioXp franchise revenue while improving gross margins and holding operating expenses steady,” said Todd R. Nelson, PhD, CEO, and founder of Telesis Bio. “We believe we are still in the early stages of adoption within our targeted workflows and our value proposition to researchers will continue to increase. Our positive results are a testament to the thoughtful planning and the steady execution of our team. We remain laser focused on operating expenses as we move towards a time where we can become a profitable company.”

Highlights

Continued to execute its commercial strategy:

•
Successful on-time launch of three novel BioXp® Select kits providing scientists the flexibility to adapt the BioXp System to their process and begin with their own materials.
o
BioXp® Select mRNA Synthesis Kit allows customers to synthesize mRNA in just hours using DNA that they bring to the system to streamline and accelerate discovery workflows in mRNA therapeutics, vaccines, and precision medicine.
o
BioXp® Select DNA Cloning and Amplification Kit and the BioXp® Select Plasmid Amplification Kit provide scientists the ability to initiate experiments with their own plasmid or linear DNA fragments and perform automated cell-free DNA amplification and scale-up, particularly in antibody engineering, protein engineering, and cellular immunotherapy.
•
Progress on development of other higher margin products previously announced.

Delivered operational milestones, including:

•
Relocation to consolidated headquarters in San Diego to execute programs to expand gross margin including insourcing initiatives related to raw materials and vertical integration of instrument manufacturing.

•
Commercial delivery of BioXp kits incorporating oligos from our in-house proprietary oligo production operation.
•
Accomplishments to support the shipping of its first internally manufactured BioXp system in the third quarter.

The company’s expectation is that these insourcing efforts will be substantially completed by year-end and that full financial benefit will be realized in 2024.

First Quarter 2023 Financial Results

Revenue was $6.3 million for the first quarter 2023, a 12.1% increase from $5.6 million for the same period in the prior year. This growth was primarily driven by product sales from new product introductions, including the BioXp 9600.

Cost of revenue for the first quarter 2023 was $2.81 million, compared to $2.86 million for the same period in the prior year. The decrease of $0.05 million, despite the increase in revenues was primarily driven by a change in product mix with the launch of the higher margin 9600 system during the latter half of 2022, and the sale of kits with higher average margins.

Gross margin for the first quarter 2023 was 55.6%, compared to 49.3% for the same period in the prior year. The favorable change reflects the positive mix shift in revenue from recently launched products including the BioXp 9600 system, as well as new kits for mRNA, long fragment builds, and cell free DNA scale-up.

Operating expenses were $14.5 million for the first quarter 2023, compared to $15.6 million for the same period in the prior year. This decrease is primarily a result of prudent cost-cutting decisions made a year ago in Q2 2022 to focus the team on the most profitable and near-term opportunities.

Net loss was $11.1 million for the first quarter 2023, compared to a loss of $13.2 million in the same period in the prior year. Net loss per share was $0.37 for the fourth quarter of 2022, compared to $0.45 for the corresponding prior year period.

Cash and cash equivalents were $32.2 million as of March 31, 2023.

Webcast and Conference Call Information

Company management will host a conference call today, Thursday, May 11, 2023, at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss the financial results and other recent corporate highlights.

The press release and live audio webcast can be accessed via the Investor section of Telesis Bio’s website at ir.telesisbio.com and the conference call can be accessed live by pre-registering here: https://register.vevent.com/register/BIf9b7641fab2948fca7b1ec1d400ceec4. Please log in approximately 5-10 minutes before the event to ensure a timely connection. The archived webcast will remain available for replay on our website for 30 days.

About Telesis Bio

Telesis Bio is empowering scientists with the ability to create novel, synthetic biology-enabled solutions for many of humanity’s greatest challenges. As inventors of the industry-standard Gibson Assembly® method and the first commercial automated benchtop DNA and mRNA synthesis system, Telesis Bio is enabling rapid, accurate and reproducible writing of DNA and mRNA for numerous downstream markets. The award-winning BioXp® system consolidates, automates, and optimizes the entire synthesis, cloning and amplification workflow. As a result, it delivers virtually error-free synthesis of DNA and RNA at scale within days and hours instead of weeks or months. Scientists around the world are using the technology in their own laboratories to accelerate the design-build-test paradigm for novel, high-value products for precision medicine, biologics drug discovery, vaccine and therapeutic development, genome editing, and cell and gene therapy. Telesis Bio is a public company based in San Diego. For more information, visit www.telesisbio.com.

Telesis Bio, the Telesis Bio logo, Gibson Assembly, and BioXp are trademarks of Telesis Bio Inc.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements and guidance regarding Telesis Bio’s future financial performance as well as statements regarding the future release and success of new and existing products and services. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 22, 2023, as amended on May 1, 2023. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Telesis Bio disclaims any obligation to update these forward-looking statements.

Contact:

Jen Carroll

Vice President of Investor Relations

jen.carroll@telesisbio.com

Telesis Bio Inc.

Selected Statements of Operations Financial Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue:
Product sales	$3,001	$2,423
Service revenue	1,674	1,705
Collaboration revenue	962	962
Royalties and other revenue	679	546
Total revenue	6,316	5,636
Cost of revenue	2,805	2,858
Gross Profit	3,511	2,778
Operating expenses:
Research and development	5,121	6,305
Sales and marketing	3,807	3,546
General and administrative	5,554	5,790
Total operating expenses	14,482	15,641
Loss from operations	(10,971)	(12,863)
Interest expense, net	(249)	(336)
Change in fair value of derivative liabilities	140	23
Other expense, net	(36)	(12)
Provision for income taxes	(3)	(6)
Net loss	$(11,119)	$(13,194)
Net loss per share, basic and diluted	$(0.37)	$(0.45)
Weighted average common shares used to compute net loss per share, basic and diluted	29,663,006	29,331,325

Telesis Bio Inc.

Selected Balance Sheet Financial Data

(in thousands)

(unaudited)

	March 31,	December 31,
	2023	2022
Balance Sheet Data:
Cash, restricted cash, cash equivalents and short-term investments	$32,242	$43,753
Working capital	31,699	41,594
Total assets	89,162	81,362
Total liabilities	52,543	34,797
Accumulated deficit	(124,860)	(113,741)
Total stockholders’ equity	36,619	46,565